T R FINANCIAL CORP.
                                                           1122 FRANKLIN AVENUE
 TR FINANCIAL                                             GARDEN CITY, NY 11530
    CORP.                                                        (516) 742-9300
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NEWS RELEASE
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FOR IMMEDIATE RELEASE

                                       APRIL 15, 1997

                                       FOR INFORMATION CONTACT:
                                       THEODORE S. AYVAS
                                       ASSISTANT VICE PRESIDENT
                                       INVESTOR RELATIONS
                                       (516) 739-4219


               T R FINANCIAL CORP. ANNOUNCES A 100% STOCK DIVIDEND
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                        AND AN INCREASE IN CASH DIVIDEND
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         GARDEN CITY, NEW YORK, April 15, 1997 -- T R Financial Corp.
(Nasdaq-ROSE), the holding company for Roosevelt Savings Bank, today announced that its Board of Directors has declared a stock split in the form of a 100% stock dividend. Shareholders of record at the close of business on May 1, 1997 will receive one additional share of T R Financial Corp. common stock for each share they own on that date. The new shares will be distributed on May 14, 1997. As a result of the split, the number of common shares outstanding will increase to approximately 17,636,472 million shares from 8,818,236 million shares outstanding as of March 31, 1997. Earlier today, the Board of Directors announced first quarter net income of $0.88 per share. On a post-split basis, first quarter net income if $0.44 per share as compared to $0.40 per share for the year ago quarter.

         The Board of Directors also declared a quarterly cash dividend of thirteen cents ($0.13) per common share on the post-split shares. This represents an 18.2% increase from the previous quarter's dividend ($0.22 per share or $0.11 per post-split share) and marks the tenth consecutive quarter that the cash dividend has been increased. This dividend will be paid on June 2, 1997 to shareholders of record at the close of business on May 15, 1997.

         Commenting on the Board's actions, John M. Tsimbinos, Chairman and CEO said "We are pleased to announce the Company's first stock split and the tenth consecutive increase in our quarterly cash dividend. It is our long standing goal to enhance long-term shareholder value. We believe the actions that the Board has taken today are further evidence of our continued commitment to this goal, as well as our solid financial performance since becoming a public company. The Board will review the cash dividend regularly and hopes to maintain a quarterly dividend in the future based on the Company's earnings, financial condition and other factors."

         T R Financial Corp. and Roosevelt Savings Bank are headquartered in Garden City, New York. Roosevelt Savings Bank services its customers from 15 full-service banking facilities located throughout Nassau, Suffolk, Brooklyn and Queens.